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Exhibit 21.1

SUBSIDIARIES

NAME	JURISDICTION OF FORMATION
ASM Services S.a r.l.	Luxembourg
Silex Spain, S.L.	Spain
Silex Argentina S.A.	Argentina
ECU Silver Mining Inc.	Canada
Minera William, S.A. de C.V.	Mexico

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  Exhibit 21.1
SUBSIDIARIES